FOR IMMEDIATE RELEASE	CONTACT:
Thursday, October 31, 2013	Kathleen Till Stange, Corporate & Investor Relations V.P.
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Third Quarter 2013 Results

West Des Moines, Iowa, October 31, 2013 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended September 30,
	2013	2012
Net income attributable to FBL	$27,053	$20,476
Operating income	26,559	18,746
Earnings per common share (assuming dilution):
Net income	1.04	0.76
Operating income	1.02	0.70

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the third quarter of 2013 of $27.1 million, or $1.04 per diluted common share compared to $20.5 million, or $0.76 per diluted common share, for the third quarter of 2012.

Operating Income(1). Operating income totaled $26.6 million, or $1.02 per common share, for the third quarter of 2013, compared to $18.7 million, or $0.70 per common share, for the third quarter of 2012. Third quarter 2013 operating income reflects:

•	Strong underlying results from Farm Bureau Life, which reflect a growing book of profitable business

•	Favorable impact of $0.07 per share due to a one-time refinement in the calculation of unearned revenue reserves

•	Investment fee income of $0.05 per share, primarily due to higher than expected commercial mortgage loan and bond prepayments

•	Lower amortization of $0.02 per share due to the positive impact of equity markets on separate account performance

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the net impact of discontinued operations and the loss on debt redemption. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered very strong financial performance in the third quarter with a 37 percent increase in net income to $1.04 per share and a 46 percent increase in operating income to $1.02 per share. These results reflect focus on our attractive Farm Bureau niche market and execution of our strategies of emphasizing life insurance sales and diligently managing spreads, expenses and excess capital," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. “In addition, during the quarter we executed several shareholder friendly capital management transactions. We made significant progress in deploying excess capital, with the payment of a $2.00 per share special dividend and the repurchase of more than one million shares of common stock. Our balance sheet remains very strong, with an estimated risk based capital ratio of 450 percent at September 30, 2013.”

Product Revenues. Premiums and product charges for the third quarter of 2013 totaled $76.2 million compared to $67.5 million in the third quarter of 2012. Interest sensitive product charges increased 26 percent while traditional life insurance premiums increased five percent during the quarter. The increase in interest sensitive product charges is primarily attributable to a one-time refinement in the calculation of unearned revenue reserves. Premiums collected(2) in the third quarter of 2013 totaled $150.2 million compared to $139.1 million in the third quarter of 2012. Life insurance premiums collected increased 24 percent, while annuity premiums collected declined five percent, reflecting the focus on life insurance sales and decreased emphasis on annuity sales during this period of low interest rates.

Investment Income. Net investment income in the third quarter of 2013 totaled $93.4 million compared to $93.5 million in the third quarter of 2012. The decrease is due to lower investment yields and a decrease in investment fee income partially offset by an increase in average invested assets. The annualized yield earned on average invested assets, with securities at cost, was 5.70 percent for the nine months ended September 30, 2013, compared to 5.92 percent for the nine months ended September 30, 2012. At September 30, 2013, 95 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Unlocking. No unlocking adjustments were made in the third quarter of 2013. In the third quarter of 2012, unlocking assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired and unearned revenue reserves decreased income $0.13 per share.

Net Realized Gains/Losses on Investments. In the third quarter of 2013, FBL Financial Group recognized net realized gains on investments of $0.7 million. The net realized gain on investments of $0.7 million is attributable to gains on sales of $1.5 million and impairments of $0.8 million.

Stock Repurchases. During the quarter, FBL repurchased 3,004 shares of its Class A common stock and 1,023,948 shares of its Class B common stock for a cost of $46.6 million, including expenses. The Class B repurchases were effected by a tender offer for 99 percent of all Class B shares outstanding. In addition, as part of the tender offer, several shareholders determined to convert a total of 105,930 shares of Class B common stock to Class A common stock. FBL has approximately $20.3 million remaining under its stock repurchase program.

Capital and Book Value. As of September 30, 2013, the book value per share of FBL Financial Group common stock totaled $41.82, a decrease from $47.47 at December 31, 2012, primarily related to a decline in net unrealized gains due to rising interest rates as well as a $2.00 per share special dividend paid to shareholders of record as of September 6, 2013. Book value per share, excluding accumulated other comprehensive income(3), increased 0.7 percent to $36.34 at September 30, 2013 from $36.09 at December 31, 2012. During the third quarter, a $120 million dividend was paid by Farm Bureau Life Insurance Company to the holding company. The September 30, 2013 company action level risk based capital ratio of Farm Bureau Life Insurance Company was approximately 450 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's Form 10-Q and financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 1, 2013, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Interest sensitive product charges	$32,270	$25,638	$84,369	$75,060
Traditional life insurance premiums	43,883	41,886	134,875	130,917
Net investment income	93,382	93,482	277,090	269,793
Net realized capital gains on sales of investments	1,458	5,379	12,825	10,669

Total other-than-temporary impairment losses	(5,015)	(6,208)	(5,860)	(21,188)
Non-credit portion in other comprehensive income	4,250	2,291	4,250	12,070
Net impairment loss recognized in earnings	(765)	(3,917)	(1,610)	(9,118)

Other income	3,288	2,891	10,698	13,625
Total revenues	173,516	165,359	518,247	490,946

Benefits and expenses:
Interest sensitive product benefits	53,488	48,640	150,411	147,050
Traditional life insurance benefits	39,726	37,473	119,795	116,925
Policyholder dividends	3,244	3,279	9,997	10,893
Underwriting, acquisition and insurance expenses	33,070	39,939	105,429	107,040
Interest expense	1,833	2,007	5,646	5,972
Other expenses	5,037	3,986	14,239	16,492
Total benefits and expenses	136,398	135,324	405,517	404,372
	37,118	30,035	112,730	86,574
Income taxes	(11,962)	(10,606)	(36,923)	(29,620)
Equity income, net of related income taxes	1,829	1,058	5,669	3,309
Net income from continuing operations	26,985	20,487	81,476	60,263
Discontinued operations:
Loss on sale of subsidiary, net of tax benefit	—	—	—	(2,252)
Income (loss) from discontinued operations, net of tax	—	55	—	(709)
Total income (loss) from discontinued operations	—	55	—	(2,961)
Net income	26,985	20,542	81,476	57,302
Net loss (gain) attributable to noncontrolling interest	68	(66)	130	52
Net income attributable to FBL Financial Group, Inc.	$27,053	$20,476	$81,606	$57,354

Earnings per common share - assuming dilution	$1.04	$0.76	$3.14	$2.01

Weighted average common shares	25,770,499	26,562,068	25,721,995	28,072,997
Effect of dilutive securities	259,059	304,593	258,127	350,150
Weighted average common shares - diluted	26,029,558	26,866,661	25,980,122	28,423,147

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments, changes in net unrealized gains and losses on derivatives, discontinued operations and loss on debt redemption associated with disposed operations. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. Also, the discontinued operations and related loss on debt redemption are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$27,053	$20,476	$81,606	$57,354
Adjustments:
Loss on debt redemption (a)	—	—	—	22
Net impact of discontinued operations (a)	—	(55)	—	2,961
Net realized gains/losses on investments (a)	(406)	(1,324)	(6,714)	(1,297)
Change in net unrealized gains/losses on derivatives (a)	(88)	(351)	438	(461)
Operating income	$26,559	$18,746	$75,330	$58,579

Operating income per common share - assuming dilution	$1.02	$0.70	$2.90	$2.06

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	September 30, 2013	December 31, 2012
Book value per share	$41.82	$47.47
Less: Per share impact of accumulated other comprehensive income	5.48	11.38
Book value per share, excluding accumulated other comprehensive income	$36.34	$36.09

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $135.3 million at September 30, 2013 and $289.9 million at December 31, 2012. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2013	December 31, 2012
Assets
Investments	$7,041,669	$7,160,650
Cash and cash equivalents	6,055	78,074
Deferred acquisition costs	318,566	204,326
Other assets	400,898	355,867
Assets held in separate accounts	665,252	618,809
Total assets	$8,432,440	$8,417,726

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,757,653	$5,507,921
Other policy funds, claims and benefits	628,479	626,830
Debt	122,000	147,000
Other liabilities	222,458	304,919
Liabilities related to separate accounts	665,252	618,809
Total liabilities	7,395,842	7,205,479

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	133,791	115,706
Class B common stock	72	7,522
Accumulated other comprehensive income	135,316	289,853
Retained earnings	764,393	796,110
Total FBL Financial Group, Inc. stockholders' equity	1,036,572	1,212,191
Noncontrolling interest	26	56
Total stockholders' equity	1,036,598	1,212,247
Total liabilities and stockholders' equity	$8,432,440	$8,417,726

Common shares outstanding	24,717,212	25,475,074

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